Exhibit 5.1

[Wachtell, Lipton, Rosen & Katz Letterhead]

May 15, 2008

Assurant, Inc.

One Chase Manhattan Plaza, 41st Floor

New York, New York 10005

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Assurant, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of its Registration Statement on Form S-8 (the “Registration Statement”) relating to up to 3,400,000 shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company issuable by the Company pursuant to the Assurant, Inc. Long Term Equity Incentive Plan (the “Plan”).

In rendering this opinion, we have examined such corporate records and other documents (including the Company’s Restated Certificate of Incorporation, Amended and Restated By-Laws, the Registration Statement and the Plan), and we have reviewed such matters of law, as we have deemed necessary or appropriate. In rendering this opinion, we have, with your consent, relied upon oral and written representations of officers of the Company and certificates of officers of the Company and public officials with respect to the accuracy of the factual matters addressed in such representations and certificates. In addition, in rendering this opinion we have, with your consent, assumed the genuineness of all signatures or instruments relied upon by us, the accuracy, completeness and genuineness of all documents and copies thereof provided to us by or on behalf of the Company or filed publicly thereby and the conformity of certified copies submitted to us with the original documents to which such certified copies relate.

We are members of the Bar of the State of New York and we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States, the General Corporation Law of the State of Delaware and the laws of the State of New York.

Based on and subject to the foregoing, we are of the opinion that the Common Stock will be, upon issuance and delivery pursuant to the terms and conditions set forth in the Registration Statement and the Plans, legally issued, fully paid and nonassessable.

We hereby consent to be named in the Registration Statement and in the related prospectus contained therein as the attorneys who passed upon the legality of the Common Stock and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz